Exhibit 99.1

Vantage Drilling International Announces Letter of Award for the Platinum Explorer

HOUSTON, TX, June 27, 2017 – Vantage Drilling International (“Vantage” or the “Company”), announced today, that its ultra-deepwater drillship, the Platinum Explorer, has received a letter of award for a three year contract from Oil and Natural Gas Company (ONGC). The Platinum Explorer is planned to mobilize to India in the fourth quarter of 2017. Expected revenues over the three-year contract term, exclusive of service tax, are approximately $118 million.

Ihab Toma, the Company’s Chief Executive Officer, commented, “We are delighted to put this drillship back to work in this challenging environment and we look forward to safe and successful operations for our customer, ONGC. Vantage and the Platinum Explorer have previously worked for ONGC for five years and we look forward to providing the same professional service to this client.”

Vantage Drilling International, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of three ultra-deepwater drillships, four premium jackup drilling rigs and one standard jack-up drilling rig. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and large independent oil and natural gas companies. Vantage also provides construction supervision services and preservation management services for, and will operate and manage, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

Thomas J. Cimino

Chief Financial Officer

Vantage Drilling International

(281) 404-4700